EXHIBIT 23.1

[Letterhead of PricewaterhouseCoopers LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Popular, Inc. of our report dated March 1, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2017 Annual Report to Shareholders, which is incorporated by reference in Popular, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

June 19, 2018